EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 12, 2005, relating to the consolidated financial statements of Lancaster Colony Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lancaster Colony Corporation for the year ended June 30, 2005.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, Ohio
February 17, 2006